Exhibit 23.5

Deutsche Bank Securities Inc.
Global Corporate Finance
101 California Street, 48th Floor
San Francisco, CA 94111

Tel 415 617 2800

October 1, 2009

Consent of Deutsche Bank Securities Inc.

We hereby consent to (i) the inclusion of our opinion letter, dated September 8, 2009, to the Board of Directors of Intellon Corporation as Appendix B to the proxy statement/prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such proxy statement/prospectus under the captions entitled “SUMMARY — Opinion of Intellon’s Financial Advisor”, “THE MERGER — Background of the Merger”, “THE MERGER — Intellon’s Reasons for the Merger; Recommendation of Intellon’s Board of Directors” and “THE MERGER — Opinion of Intellon’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as Amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

DEUTSCHE BANK SECURITIES INC.

By
Thomas Cho
Managing Director